EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 2nd day of April, 2012, by and between ADDvantage Technologies Group, Inc., an Oklahoma corporation (the “Company”), and David H. Humphrey (“Executive”).

WHEREAS, the Company desires to obtain the services of the Executive in the manner hereinafter specified in its business, thereby retaining for the Company the benefit of the Executive’s business knowledge and experience, and also to make provisions for the payment of reasonable and proper compensation to the Executive for such services; and

WHEREAS, the Executive is willing to be employed by the Company and to perform the duties incident to such employment upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.           Employment and Duties.  The Company hereby employs Executive, and Executive hereby agrees to serve, on the terms and conditions described herein.  Executive shall be the President and Chief Executive Officer of the Company with such duties assigned to Executive under the Bylaws of the Company and by the Board of Directors of the Company.  Executive shall report to the Board of Directors.  Executive further agrees to use his best efforts to promote the interests of the Company, and to devote his full time and working attention to the business and affairs of the Company.

2.           Term of Employment.  This Agreement is effective upon the execution hereof and will continue in effect until terminated pursuant to Section 5 (the “Term”).

3.           Compensation.

(a)           Base Salary.  As compensation for services hereunder and in consideration of Executive’s agreements set forth in Section 4 hereof, during the Term the Company shall pay Executive an initial annual salary of $200,000, which shall be payable in appropriate installments to conform with the Company’s normal pay practices, including regular payroll dates, appropriate proration and standard employee deductions such as income tax withholding and social security.  The Base Salary may be reviewed periodically by the compensation committee of the Board of Directors of the Company. Future increases, if any, shall be determined by the Board of Directors of the Company and shall be entirely discretionary without the necessity of an amendment hereto.

(b)           Benefits.  The Executive shall be entitled to participate in any and all such additional benefits as are enjoyed from time to time by other employees, including senior executive employees, in accordance with the established practices and policies of the Company or the terms of applicable benefit plans, as the Company may in its absolute discretion create from time to time. The Executive shall be entitled to perquisites offered to senior executives of the Company. The Company reserves the right to alter, amend or terminate all such benefits and perquisites at any time with or without notice. Nothing herein shall preclude the Company from amending, modifying or terminating any employee benefit plans or perquisites at any time, without prior notice.

(d)           Travel Expenses.  Executive shall be entitled to reimbursement of his actual and reasonable out-of-pocket expenses incurred in connection with out-of-town travel conducted by Executive at the Company’s request and in accordance with the Company’s policy.  Such expenses shall be limited to ordinary and necessary items, and shall be substantiated by vouchers, receipts or similar documentation.  In the event that Executive uses his personal automobile for business purposes, the Company shall reimburse Executive for any such documented mileage incurred at the then effective Standard Mileage Rate (as defined annually by the Internal Revenue Service).

(e)           Vacation and Sick Leave.  Executive shall be entitled to vacation and sick leave in accordance with the Company’s policies; provided, however, that notwithstanding anything in the Company’s policies to the contrary, Executive shall receive at least three (3) weeks paid vacation per calendar year.

(f)           Incentive Compensation.  For services rendered by the Executive in the course of the employment hereunder and depending on the achievement of business goals, the Executive may be eligible to receive an annual variable, at-risk payment (the “Bonus”) as defined in the ADDvantage Senior Management Incentive Compensation Plan. For the period between the date hereof to the end of the Company’s current fiscal year, the Executive’s target Bonus will be prorated from April 2, 2012 to September 30, 2012. At all times, the Bonus, including any future increases, shall be determined by the Board and shall be entirely discretionary without the necessity of an amendment hereto. There is no guarantee of a Bonus in any particular year and under no circumstances is the Bonus to be considered part of the Executive’s Base Salary.

(g)           Stock Option.   Executive shall be granted an option to purchase up to 200,000 shares of the common stock of the Company granted pursuant to the Company’s 1998 Incentive Stock Plan, as amended, and that certain Non-Qualified Stock Option Agreement of even date herewith.

(h)           Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid or payable to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Company adopted pursuant to any such law, government regulation, order or stock exchange listing requirement). Executive specifically authorizes the Company to withhold from his future wages any amounts that may become due under this provision. This Section 3(h) shall survive the termination of this Agreement for a period of three (3) years.”

4.	Confidentiality; Covenant Non-Solicitation; Non-Disparagement.

(a)           Non-Disclosure.  Executive hereby agrees that at all times, both during his employment and after his termination, he will:

i.           maintain the confidentiality of all Confidential Information (as defined below) and not copy or otherwise reproduce, publish, sell, use, make any commercial use of, exploit, disclose, divulge, demonstrate or make possible the reverse engineering and/or reverse compilation of any Confidential Information of the Company or any of its Affiliates (as defined below), or any part or parts thereof, directly or indirectly to any person or entity (other than the Company or any of its Affiliates or designees), except (A) at the request and authorization of the Company, (B) to the extent necessary to comply with the law or the valid final order of a court or governmental agency of competent jurisdiction, in which event Executive shall notify the Company as promptly as practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information, or (C) in order to properly carry out Executive’s duties to the Company hereunder in the normal course of business; and

ii.           assign, and hereby does assign, to the Company any and all rights which the Executive might otherwise claim in and to any Confidential Information and to all granted or applications for letters patent or copyrights therefor in all countries where the business of the Company is carried on or conducted by the Company or any of its Affiliates, and shall promptly deliver to the Company such written instruments and cooperate and do such other acts as may be necessary in the opinion of the Company to preserve the Company’s rights in and to the Confidential Information against forfeiture, abandonment or loss and to obtain and maintain letters patent or copyrights and to vest the entire right and title thereto exclusively in the Company.

As used in this Agreement, the term “Affiliate” shall mean and include any other corporation, partnership or other entity or enterprise which, directly or indirectly, is controlled by, controls, or is under common control with, the Company.  For the purposes of the preceding sentence, the word “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or partnership interest or by contracts.

Executive further agrees and acknowledges that such Confidential Information, as between the Company and Executive, shall be deemed and at all times remain and constitute the exclusive property of the Company, whether or not patentable or copyrightable, that the Company has reserved and does hereby reserve all rights in and to the same for all purposes and to take all necessary and appropriate precautions to avoid the unauthorized disclosure of any Confidential Information.

In the event Executive’s employment with the Company terminates for any reason, Executive shall, upon request by the Company, promptly return to the Company all property of the Company and its Affiliates in his possession or under his direct or indirect control, including, without limitation, all Confidential Information and all equipment, notebooks and materials, reports, notes, contracts, memoranda, documents and data of the Company or any of its Affiliates or constituting or relating to the

Confidential Information (and any and all copies thereof) whether typed, printed, written or on any source of computer media.

(b)           Confidential Information.  For purposes of this Agreement, the term “Confidential Information” shall mean and include but shall not be limited to any and all knowledge, information or data, whether written or oral, and if written, howsoever produced or reproduced, whether or not denoted or marked confidential, which is the proprietary information of the Company or any of its subsidiaries or other Affiliates relating to the business affairs, assets and operations of the Company (whether or not a trade secret), including, without limitation:

i.           all research, designs, developments, know-how, computer programs, algorithms, models, software or programming, summaries, reports, drawings, charts, specifications, descriptions, routines, processes, inventions, discoveries, trade secrets, methods, improvements, adaptations, and similar proprietary concepts and ideas and related documentation;

ii.           the terms of this Agreement, and of any other agreement or contract between the Company and Executive to the extent required by any such other agreement or contract (subject to the Company’s reporting obligations under the Federal and State securities laws and regulations);

iii.           any information concerning or belonging to the Company’s customers or the existing and contemplated projects or programs of the Company and its customers to the extent such information has been obtained as a result of Executive’s role as an employee, manager or officer of the Company;

iv.           any methods of operation, programming plans, marketing plans, techniques, technical plans, strategic plans, distribution plans, transmission plans, production plans, finances, budgets, salary information, sources of supply and materials and costs, discount and pricing practices, contractual arrangements and negotiations; and

v.           any other information of similar or dissimilar nature that the Company designates as Confidential Information (whether or not owned or developed by the Company) and/or that is proprietary to or within the unique knowledge of the Company (whether or not discovered, originated or developed in whole or in part by the Executive), and which is used or developed by the Company or any of its Affiliates at any time during the period of Executive’s employment by the Company, as well as any financial information regarding the Company or any of its Affiliates which was disclosed to or learned by Executive during such period; provided, however, Confidential Information does not include information which becomes freely and generally available to the public through no fault or wrongful act of Executive.

(c)           Non-Solicitation.  Executive hereby agrees that during the Term and thereafter for a period of one year following the date on which Executive is no longer employed by the Company, he will not, directly or indirectly, on Executive’s own behalf or on the behalf of any Business Entity:

(i)           solicit the employment of any individual who is then currently or, was, within 90 days of any solicitation for employment, an employee of the Company or interfere with the relationship between the Company and an employee of the Company;

(ii)          induce an established customer of the Company existing at any time during the Term (a “Customer”) to cancel any order previously placed with the Company.; and

(iii)         solicit from any Customer of the Company the sale of any goods, services, combination of goods and services or any other business opportunity which is competitive to its business or to the relationship between the Company and the Customer.

For the purpose of this Section 4(c), the term “Business Entity” shall mean any person, partnership, corporation, or other business entity that is in competition or intends to be in competition, or as a result of or following Executive’s employment with such business entity intends to be in competition, with any business carried on by the Company prior to the date hereof or hereafter conducted by the Company during the Term in any county of any state in the United States or any other country or nation where business is then carried on or conducted (directly or indirectly) by the Company.  The Company shall provide notice to Executive of any activity or pursuit which it claims is in violation of any provision of this Agreement, setting forth with reasonable specificity the basis of such claim.

(d)           Non-Disparagement.  During the Term and for a period of two (2) years thereafter, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company or any of its Affiliates.  During the Term and for a period of two (2) years thereafter, the Company will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive.  Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from (1) providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation or (2) enforcing his or its rights pursuant to this Agreement.

(e)           Injunctive Relief.  Executive acknowledges that the Company’s remedy at law for any breach of the provisions of this Section 4 is and will be insufficient and inadequate and that the Company shall be entitled to equitable relief, including by way of temporary restraining order, temporary injunction, and permanent injunction, in addition to any remedies the Company may have at law.  If either party files suit to enforce or to enjoin the enforcement of any of the provisions of this Section 4, the Company shall be entitled to recover, in addition to all other damages or remedies provided for herein, all of its costs incurred in prosecuting or defending such suit, including reasonable attorneys’ fees, if the Company prevails in such suit.

(f)           Severability.  The parties hereto agree that the duration and area for which the covenant not to compete set forth in Section 4(c) above is to be effective are reasonable.  In the event that any court determines that the time period and/or the area are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.  The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county within the United States of America or in any other country or nation where business is then carried on or conducted (directly or indirectly) by the Company.  In the event that any court determines that the requirement that Executive assign a certain class or classes of Confidential Information to the Company is unreasonable and that such covenant is to that extent unenforceable, the parties hereto expressly agree that the covenant shall be interpreted to not apply to any Confidential Information which falls into such a class or classes.

(g)           Ownership of Ideas.  In addition to any other restrictions hereunder, Executive shall not furnish at any time during the Term to any other entity, person or persons any proposal or idea previously submitted to the Company or any of its Affiliates by Executive or developed by Executive during the Term hereof, whether or not such proposal or idea was adopted by or in any way utilized by the Company or any such Affiliates, except after compliance with the Company’s policy on conflicts of interest.  Executive hereby grants and assigns the Company all rights (including, without limitation, any copyright or patent) in the results and proceeds of all of Executive’s services hereunder performed within the scope of Executive’s employment.  All such services shall be subject in all respect to the reasonable supervision, control and direction of the President.

(h)           Disclosure of Ideas.  The Executive will disclose to the Company all ideas and business plans developed by him during the Term which arise in connection with the services performed by him for the Company, and which relate to the business of the Company or its Affiliates, including without limitation any process, operation, or improvement which may be patentable or copyrightable.  Executive agrees that such property will be the property of the Company and that he shall at the Company's request and expense do whatever is necessary to secure the rights thereto by a patent, copyright or otherwise to the Company.

(i)           Further Assurances.  Executive will, during the Term, execute and deliver any further agreements or certifications as the Company may reasonably request provided that such agreements and certifications are consistent with Executive’s rights and privileges hereunder.

5.           Termination.  The Term and any and all other rights of Executive under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in this Section 5): (i) upon the death of the Executive, (ii) upon the Disability (as defined in Section 5(a)(i)) of Executive immediately upon notice from either party to the other, (iii) For Cause (as defined in Section 5(a)(ii)) immediately upon notice from the Company to

Executive or at such later time as the notice may specify, (iv) upon not less than 30 days’ prior notice from Executive of his resignation or notice from the Company of the termination of the Executive without cause.

(a)           Definitions. The following terms as used in this Section 5 shall have the definitions set forth below:

i.            Definition of “Disability”.  For purposes of this Section 5, Executive will be deemed to have a “Disability” if, for physical or mental reasons, Executive is unable to perform the essential functions of Executive’s duties under this Agreement for 90 consecutive days, or 180 days during any twelve-month period, as determined in accordance with this Section 5(a)(i).  The disability of Executive will be determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either party by notice to the other.  If the Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a disability.  The determination of the medical doctor selected under this Section 5(a)(i) will be binding on both parties. Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 5(a)(i), and Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records.  If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead, under this Section 5(a)(i), for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 5(a)(i).

ii.           Definition of “For Cause”.                                           For purposes of this Section 5, the phrase "For Cause" means and includes one or more of the following:

(a)           conviction of a felony or pleading guilty to a felony charge;

(b)           participation as an employee, officer or principal owner/organizer in any business engaged in activities in direct competition with Company without the consent of Company;

(c)           gross and willful neglect of responsibilities as Chief Executive Officer; or

(d)           other offenses against Company, including without limitation theft, embezzlement, dishonesty, gross and willful violation of Company policy, or the release of proprietary or confidential information in a manner that would be detrimental to Company's best interest.

iii.           Definition of “Change of Control”.  For purposes of this Section 5, the term "Change in Control" means a “change of control event”, as such term is defined in United States Treasury Regulations (“Regulations”) promulgated under section 409A of the Internal Revenue Code of 1986, as amended (“Section

409A”), that results from the occurrence of any of the following events:

(a)           any individual, corporation, limited liability company, partnership, group (other than Chymiak family members), association or other entity or "person," as such term is defined in Section 14(d) of the Securities Exchange Act of 1934, as amended (a "Person"), is or becomes the "beneficial owner," as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, directly or indirectly, of 50% or more of outstanding securities of Company having the right to vote at elections of directors;

(b)           Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation;

(c)           the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of the Company;

(d)           any Person, together with any of its affiliates, acquires, directly or indirectly, the voting power to elect a majority of the members of the Board of Company (other than the acquisition and voting of proxies by management of Company to elect members to the Board of Directors in the normal course at an annual meeting of shareholders that is not, directly or indirectly, in connection with, or for the purpose of, effecting a "change of control);" or

(e)           any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

iv.           Definition of Good Reason.  "Good Reason" means the occurrence of any of the following conditions, without Executive's informed written consent:

(a)           a substantial diminution in Executive's position, responsibilities, duties or compensation after a Change in Control as measured against Executive's position, responsibilities, duties and compensation immediately prior to a Change of Control; or

(b)           Company's requiring Executive to be based at any office or location more than 35 miles from the office where Executive was employed immediately preceding the Change of Control, so long as the condition identified also constitutes “good reason” under the Regulations.

v.           Definition of “Severance Payment”.  means the payment to be made to Executive pursuant to Section 5(b)(ii) or (iii) hereof, which shall be equal to the total of (a) the amount of the three (in the case of a termination pursuant to Section 5(b)(ii)) or six (in the case of a termination pursuant to Section 5(b)(iii)), months’ monthly compensation being paid by Company to Executive immediately preceding the effective date of (x) termination of employment (in the case of a termination pursuant to Section 5(b)(ii)) or (y) Change in Control.  For purposes of this definition, the term “monthly compensation” shall mean (1) the monthly Base Salary plus (2) the total amount of the Bonuses paid to Executive over the prior two years by the Company divided by the lesser of 24 or the number of completed months since the commencement of his employment.  For these purposes, monthly compensation shall not include the amounts of any matching payments made by the Company to Executive’s account in the Company’s 401(k) Plan with respect to such either the Base Salary or Bonuses.

(b)           Termination Pay.  Effective upon the termination of this Agreement, the Company will be obligated to pay Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 5(b), and in lieu of all other amounts and in settlement and complete release of all claims Executive may have against the Company.  For purposes of this Section 5(b), Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive’s estate.  Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive’s personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

i.           Death, Disability, Voluntary Termination by Executive without Good Reason or Termination by the Company for Cause.  In the event Executive’s employment is terminated by reason of (a) his Death or Disability,  (b) his voluntarily termination other than for Good Reason, or (c) the Company’s termination of Executive’s employment For Cause, Executive will be entitled to receive his Base Salary only through the date such termination is effective.  Upon the Disability of Executive, Executive will be entitled to the benefits of any group disability or other insurance plan of the Company to the extent Executive has been accepted for coverage thereunder and is entitled to any benefits pursuant to the express provisions of such plans.

ii.           Other Termination.  If Executive’s employment with the Company is terminated other than as contemplated under Section 5(b)(i) above or Section 5(b)(iii) below, the Company will pay Executive the applicable Severance Payment over a period of three months commencing on the 60th day following the first regular payroll date following the date of termination.  If Executive’s employment with the Company is terminated pursuant to Section 5(b)(iii) below, the Company will pay Executive the applicable Severance Payment in a lump sum made within 30 days of such termination of employment.

iii.           Change of Control.    If there is a Change of Control of the Company and:

A.
Executive's employment with the Company has been terminated by the Company for any reason other than Cause, death or Disability in anticipation of the Change of Control or within 12 months following the consummation of the Change of Control and such termination constitutes a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); or

B.
Within 12 months following the consummation of the Change of Control, Executive resigns his employment with the Company for Good Reason effective no later than 90 days following the occurrence of the condition giving rise to Good Reason (with not less than 60 days' prior notice to the Company of such resignation and the Company has not cured the Good Reason within 10 days of receipt of such notice);

Executive will be entitled to receive the applicable Severance Payment, which shall be made in a lump sum within 30 days of such termination of employment.

iv.           Benefits.  Except as required by law or as otherwise provided herein, the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.  Upon a termination of Executive, the Company shall maintain and pay for the Benefits only in accordance with Company policy then in effect.

(c)           Conditions to Receipt of Severance Payment.  The receipt of any Severance Payment or continued Benefits pursuant to Section 5 will be subject to Executive signing and not revoking a release of claims agreement in substantially the form attached as Exhibit A, but with any appropriate reasonable modifications, reflecting changes in applicable law, as is necessary to provide the Company with the protection it would have if the release of claims were executed as of the date of this Agreement.  No Severance Payment or continued Benefits will be paid or provided until the release of claims agreement becomes effective.  Executive shall have up to thirty (30) days following Executive’s termination of employment to consider and deliver such executed separation and release of claims agreement to the Company.  The Company agrees that it will execute and deliver to Executive said separation and release of claims agreement no later than eight (8) days after it receives a copy of such agreement executed by Executive.  Company agrees that it will be bound by such separation and release of claims agreement and that same will become effective from and after the effective date thereof, even if Company fails or refuses to execute and deliver same to Executive.  The receipt of any Severance Payment or continued Benefits pursuant to Section 5 will also be subject to Executive complying with the requirements of Section 4.

6.           Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when transmitted by telecopy with receipt confirmed, or one day after delivery to an overnight air courier guaranteeing next day delivery, addressed as follows:

If to Executive:                      David H. Humphrey
11519 S. Hudson Ave.
Tulsa, OK 74137
Fax No. (918) ________________

If to the Company:               ADDvantage Technologies Group, Inc
1221 East Houston
Broken Arrow, OK 74012
Fax No. (918) 251-1138
Attention: Chairman of the Compensation Committee of the Board of Directors

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.  Other Agreements.  Executive warrants to the Company that he has no obligations inconsistent herewith, that the execution and performance of this Agreement by him will not constitute a breach of any other Agreement by which he is bound, and that he does not possess any trade secret or confidential information related to the business of the Company which he is prohibited from disclosing to the Company or using for its benefit.  Executive shall not enter into any agreement, either written or oral, in conflict with this agreement.

8. Successors and Assigns.  This Agreement is personal and non-assignable by Executive.  It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets and may be assigned by the Company to any Affiliate of the Company or to any corporation or entity with which such Affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such Affiliate; provided that as a condition to such sale of assets or merger, the purchaser or surviving company, as the case may be, shall have assumed the obligations of the Company under this Agreement.

9.  Code Section 409A.

(a) The parties intend this Agreement to comply with or be excepted from the requirements of Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”).

(b) Notwithstanding anything in the Agreement to the contrary, the payment (or commencement of a series of payments) under the Agreement of any nonqualified deferred compensation (within the meaning of Section 409A) upon a termination of employment shall be delayed until such time as Executive has also undergone a Separation from Service, at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment under this Agreement) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Agreement as if Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(c) To the extent that the Agreement provides for any payments of nonqualified deferred compensation (within the meaning of Section 409A) to be made in installments (including, without limitation, any Severance Payments), each such installment shall be deemed to be a separate and distinct payment for purposes of Section 409A.

(d) To the extent that any right to reimbursement of expenses under the Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(e) Notwithstanding anything herein to the contrary, if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A, including, without limitation, exclusions for separate installment payments and exclusions under Section 1.409A-1(b)(9)(iii) of the Department of Treasury Regulations) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, any such payment of nonqualified deferred compensation (within the meaning of Section 409A) that is otherwise required to be made under the Agreement to the Executive upon Executive’s Separation from Service shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”).  On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(f) To the extent any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under the Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a release of claims as contemplated by Section 5(c) above, such amounts shall commence to be paid on the first payroll date following the 60th day following the date of Executive’s Separation from Service; provided that Executive has executed and not revoked such release prior to such 60th day and any applicable revocation period has expired.

(g) To the extent that any amount of nonqualified deferred compensation (within the meaning of Section 409A) payable pursuant to the Agreement becomes subject to set-off,

counterclaim, or recoupment of amounts owed by Executive to the Company or any of its affiliates, and to the extent such amount so subject to set-off, counterclaim, or recoupment is payable in installments, such set-off, counterclaim, or recoupment shall not modify the amount or the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule.

(h) Notwithstanding any provision of the Agreement to the contrary, in the event that the Company determines that any amounts payable pursuant to this Agreement will be immediately taxable to Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify Executive for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company or the Executive and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the imposition of taxes or penalties on Executive under Section 409A.  In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A, other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A.

10. Miscellaneous.  The language of this Agreement and all parts hereof shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party hereto.  No waiver of any provision hereof by any party hereto shall be binding unless such waiver shall be evidenced by a writing signed by such party.  This Agreement may not be modified in any manner except by instruments in writing signed by both parties hereto.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.  The headings of the various Sections in this Agreement are solely for the purpose of convenience and shall not be relied upon in construing any provision hereof.  This Agreement shall be governed and construed in accordance with the laws of the State of Oklahoma without regard to any conflicts of law principles.  This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

11.           Executive Acknowledgment.  Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

Company:	ADDVANTAGE TECHNOLOGIES GROUP, INC.

By:           /s/ Ken Chymiak
Name:      Ken Chymiak
Title:        Chairman of the Board

Executive:
/s/ David Humphrey
David L. Humphrey

EXHIBIT A

RELEASE OF CLAIMS AGREEMENT

1.
In consideration for the payment of the severance described in the Employment Agreement by and between ____________ (the “Executive’) and ___________________ (the “Company”) (the “Employment Agreement”), dated as of _______, 20__ (the “Employment Agreement”), the Executive for himself, and for his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, affiliates and divisions and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasers had, now have, or may have in the future against each or any of the Releasees (collectively “Executive/Releaser Actions”) from the beginning of the world until the date hereof.  This release also includes, but is not limited to, a release by Executive of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that the Company has dealt with Executive unfairly or in bad faith, and all other common law contract and tort claims.  Executive is not waiving any rights or claims that may arise after this Release is signed by Executive.

2.
The Executive acknowledges that: (i) this entire Release is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Release; (iii) he was given a period of twenty-one days within which to consider this Release; and (iv) to the extent he executes this Release before the expiration of the twenty-one day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Release by delivering notice to the Company pursuant to the notice provision of Section 6 of the Employment Agreement prior to the expiration of the seven-day period following the date hereof, and the severance benefits under the Employment Agreement shall not become effective, and no payments or benefits shall be made or provided thereunder, until the day after the expiration of such seven-day period (the “Revocation Date”). Upon such revocation, this Release and the severance provisions of the Employment Agreement shall be null and void and of no further force or effect.

3.
Notwithstanding anything herein to the contrary, the sole matters to which the Release does not apply are: (i) the Executive’s rights to indemnification (whether arising under applicable law, the Company’s articles of organization or operating agreement, , indemnification agreement or otherwise)  and directors and officers liability insurance coverage to which he was entitled immediately prior to ___with regard to his service as an employee of the Company; (ii) the Executive’s rights under any tax-qualified pension or claims for accrued vested benefits or rights under any other employee benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the Company or under COBRA; and (iii) the Executive’s rights under Section 5 of the Employment Agreement (which are subject to Section 5(c) of the Employment Agreement) which are intended to survive termination of employment, (iv) the Executive’s rights under Sections 3 and 5 of the Employment Agreement which are intended to survive termination of employment.

4.
This Release is the complete understanding between the Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. The Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

5.
In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

6.	This Release shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to principles of conflict of laws.

7.
The parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Oklahoma before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs.  The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This section shall not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the agreements incorporated herein by reference.

8.	This Release inures to the benefit of the Company and its successors and assigns.

Signature page follows.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

______________________________________.

Dated:  _______________                                                                By
[NAME]
[TITLE]

Dated:  ________________
_____________________________